FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports 2006 Fourth Quarter and Year-End Results

NEW YORK, FEBRUARY 13, 2007 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the fourth quarter of 2006 increased 9.7% to $277.2 million from $252.6 million in the fourth quarter of 2005. Diluted earnings per share in the fourth quarter of 2006 increased 14.9% to $1.62 per share from $1.41 per share in the fourth quarter of 2005.

Worldwide revenue increased 9.4% to $3,216.2 million from $2,939.4 million in the fourth quarter of 2005. Domestic revenue for the fourth quarter of 2006 increased 7.0% to $1,685.1 million compared to $1,575.5 million in the fourth quarter of 2005. International revenue increased 12.3% to $1,531.1 million compared to $1,363.9 million in the fourth quarter of 2005.

Net income for the twelve months ended December 31, 2006 increased 9.3% to $864.0 million from $790.7 million in the same period in 2005. Diluted earnings per share for the twelve months ended December 31, 2006 increased 14.4% to $4.99 per share in 2006 from $4.36 per share in the same period in 2005.

Worldwide revenue for the twelve months ended December 31, 2006 increased 8.5% to $11,376.9 million from $10,481.1 million in the same period in 2005. Domestic revenue for the twelve months ended December 31, 2006 increased 7.8% to $6,194.0 million from $5,743.9 million in the same period in 2005. International revenue for the twelve months ended December 31, 2006 increased 9.4% to $5,182.9 million from $4,737.2 million in the same period in 2005.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our Fourth Quarter and Year-End earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended December 31,	2006	2005
Revenue	$ 3,216.2	$ 2,939.4

Operating expenses	2,742.0	2,513.3

Operating profit	474.2	426.1

Net interest expense	24.1	16.5

Income before income taxes	450.1	409.6

Income taxes	151.4	137.9

Income after income taxes	298.7	271.7

Equity in earnings of affiliates	12.0	10.4

Minority interests	(33.5)	(29.5)

Net income	$ 277.2	$ 252.6

Net income per common share

Basic	$ 1.64	$ 1.42
Diluted	$ 1.62	$ 1.41

Weighted average shares (in millions)

Basic	169.1	178.2
Diluted	171.3	179.6

Dividend declared per share	$ 0.25	$ 0.25

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Twelve Months Ended December 31,	2006	2005
Revenue	$ 11,376.9	$ 10,481.1

Operating expenses	9,893.4	9,141.3

Operating profit	1,483.5	1,339.8

Net interest expense	91.6	59.2

Income before income taxes	1,391.9	1,280.6

Income taxes	466.9	435.3

Income after income taxes	925.0	845.3

Equity in earnings of affiliates	29.6	27.6

Minority interests	(90.6)	(82.2)

Net income	$ 864.0	$ 790.7

Net income per common share

Basic	$ 5.04	$ 4.38
Diluted	$ 4.99	$ 4.36

Weighted average shares (in millions)

Basic	171.4	180.4
Diluted	173.1	181.8

Dividend declared per share	$ 1.00	$ 0.925